EXHIBIT 99.2

DARLING INTERNATIONAL INC. TO ACQUIRE GRIFFIN INDUSTRIES
IN TRANSACTION VALUED AT APPROXIMATELY $840 MILLION

November 9, 2010 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR), a leading provider of rendering, recycling and recovery solutions to the nation’s food industry, today announced that its Board of Directors has unanimously approved a merger agreement to acquire Griffin Industries, Inc., a leading provider of value-added rendering, bakery feed and cooking oil recycling services in the southeast United States based in Cold Spring, Kentucky, for a combination of cash and stock valued at approximately $840 million.

Griffin Industries has 55 locations throughout the southeast United States which include 12 rendering plants, 9 bakery by-product plants, and 1 bio-diesel facility.  Griffin Industries employs nearly 1,400 people in 18 states.  An innovative industry leader, Griffin produces products that are synonymous with quality in the pet food, animal feed, industrial/chemical, petroleum, leather and fertilizer industries.

Randall C. Stuewe, Chairman and CEO, said “We are truly honored to have the opportunity to combine our two companies.   Griffin Industries has built one of the most successful rendering and bakery by-products companies in the United States.  Griffin’s long standing tradition of excellent customer service and highly efficient operations will truly enhance our company for today and the future.  The combination of our two companies fills out our national footprint and gives us the ability to better serve our customers from coast to coast.”

Pursuant to the terms of the agreement, Darling will pay Griffin’s shareholders an aggregate purchase price of $840 million, of which $740 million is payable in cash and approximately $100 million is payable in Darling common stock.  Darling expects to finance the transaction through a combination of borrowings under a senior secured credit facility to be entered into in connection with the closing of the transaction, the proceeds from senior unsecured notes to be sold on or prior to the closing date of the transaction and cash on hand.

Darling anticipates that the transaction, which is subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino waiting period, will close by mid December.

BMO Capital Markets Corp. served as financial advisor and Weil, Gotshal & Manges served as legal counsel to Darling.  JP Morgan Securities will be the lead on the debt financing.

Harris Williams & Co. served as financial advisor and Thompson Hine served as legal counsel to Griffin.

Darling International will host a conference call to discuss the merger agreement this morning, Tuesday, November 9 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). To listen to the conference call, participants calling from within North America should dial 866-843-0890; international

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participants should dial 412-317-9250.  Please refer to access code 445977.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast, with accompanying slides that can be accessed on the company website at http://www.darlingii.com/investors.aspx.  Beginning one hour after its completion, a replay of the call can be accessed through November 16, 2010, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America.  The access code for the replay is 445977.  The conference call will also be archived on the Company’s website.

ABOUT DARLING

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

ABOUT GRIFFIN

Founded in 1943 by John and Rosellen Griffin, Griffin Industries is one of the largest independent, privately owned animal and bakery by-product recycling companies in North America. Headquartered in Cold Spring, Kentucky, the company continues to grow and expand, developing new products and services and extending its reach in the domestic and global marketplace.

For additional information on Darling International Inc., visit the Company’s web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it, as well as forward-looking information regarding the Griffin transaction and the combined company. These statements are identified by words such as "may," "will,"  " begin," " look forward, " "expect," "believe," "intend," "anticipate," "should", “potential,” "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the continued disturbances in world financial, credit, commodities and stock markets, the potential inability to secure financing for the transaction and the possibility that closing conditions required to consummate the transaction will not be met, a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, each of which could cause actual results to

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differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
John O. Muse, Executive Vice President of Finance and Administration, or
Brad Phillips, Treasurer, at
972-717-0300